EXHIBIT 99.1

VIA ELECTRONIC MAIL

January 13, 2012

To Our Members:

I am pleased to announce that the Federal Home Loan Bank of Chicago (“Bank”) will be repurchasing approximately $500 million in excess capital stock held by members this quarter. This repurchase opportunity represents more than 45% of the excess stock outstanding. In accordance with our new capital structure and the repurchase plan recently approved by our regulator, the Federal Housing Finance Agency, we are offering all members the opportunity to request that a portion of their excess capital stock be repurchased on February 15, 2012. Please note that, subject to meeting financial targets, the Bank plans to offer additional stock repurchase opportunities in subsequent quarters until we have completed repurchasing all of the excess stock that members wish to have repurchased.

Please review the attached materials outlining the process for submitting your request for the repurchase of stock this quarter. All requests received by Tuesday, January 31, 2012, at 5 p.m. (Central Standard Time) will be included in the repurchase calculation. If requests exceed $500 million, members will receive a pro rata share of the total repurchased amount. Payments to members will be made by crediting members' DID accounts at the Bank on February 15, 2012.

We are pleased that we are able to begin the repurchase of excess member stock. We look forward to continuing to demonstrate the value of membership in the Federal Home Loan Bank of Chicago while returning the decision for investment levels in the Bank and the liquidity of your excess stock to you. You will be hearing more from us about creative funding solutions, asset liability management, access to the secondary market, and partnering in your community investment initiatives.

Best regards,

/s/ Matt Feldman

Matt Feldman
President and CEO

How to Request a Repurchase of Excess Stock

Members have a specified time period during which they can indicate their interest in participating in this repurchase opportunity for excess capital stock by submitting requests for this repurchase. The enclosed “Excess Capital Stock Repurchase Form” must be returned to the Federal Home Loan Bank of Chicago via fax or email by January 31, 2012, at 5 p.m. C.S.T. If you do not wish to have any of your excess stock repurchased this quarter, you do not need to return the Form or take any other action.

•	Members must use the enclosed “Excess Capital Stock Repurchase Form” (“Form”) to submit their requests for repurchases.

•	The Form must be signed by individuals with signing authority under the member's Advances Agreement as indicated in the Bank's records.

•	The Form must be received by the Bank, via fax or email, no later than 5:00 p.m. (C.S.T.) on January 31, 2012 (“Deadline”).

•	Please email the completed Form to the Bank at capstock@fhlbc.com or fax the Form to 312-275-7767, Attention: Capital Stock Repurchase Request.

•	You will receive a confirmation within 24 hours that the Bank has received your email or fax. If you receive no such confirmation, please contact the Member Transaction Desk at 877-230-1610.

•	Any Forms received after the Deadline cannot be honored; repurchase requests submitted other than as specified in this letter cannot be honored.

Payment Calculation and Timing

The Bank has set January 31, 2012, as the record date for determining each member's excess stock balance. This is the amount that will be used by the Bank when calculating your institution's pro rata share of the available repurchase amount, unless advances transactions after January 31, 2012, have decreased the amount of stock available for repurchase.

You can view your institution's excess stock balance on your Current Day Profile Report on the member website, eBanking. Alternatively, contact the Member Transaction Desk to determine the amount of your excess stock as of the date of record. If you anticipate any advance activity during the repurchase offering period, January 13, 2012, through February 15, 2012, an appropriate amount of stock should be maintained to support that activity. If you do not wish any of your excess stock to be repurchased at this time, you do not need to take any action.

If aggregate repurchase requests exceed the final amount available for repurchase, the Bank will reduce each member's repurchase request pro rata to decrease total repurchases to such final amount as follows: the amount available for repurchases will be divided by the aggregate amount requested to be repurchased by all members, yielding a repurchase percentage. The repurchase percentage will be multiplied by the amount requested by each member for repurchase and the resulting amount is the amount of the member's excess stock that will be repurchased on the repurchase date.
The Bank will announce the repurchase percentage on eBanking on February 13, 2012, as soon as it is available. Members can calculate the amount they will receive on the repurchase date with that information.

Unfulfilled repurchase requests will not carry over from quarter to quarter. Members must submit a new Form for each repurchase opportunity in which they wish to participate.

Payment Method and Special Instructions

All Forms received by the Bank by the Deadline will be considered without regard to the order in which such Form was received. Please note that once a member has submitted its Form to the Bank, the member cannot change the repurchase request. All capital stock which the Bank determines will be repurchased will be paid in cash at par value by crediting the member's daily investment deposit account (“DID”) at the Bank on February 15, 2012. Funds will be available to members the following day.

The Bank can only accept repurchase requests during repurchase offering periods. Requests received following the Deadline, and prior to the next repurchase announcement by the Bank, cannot be honored and will be considered null and void.

Tax Treatment of Dividends

Members owning excess stock received as a result of prior stock dividends should consult their tax advisor regarding the tax effect of repurchase, prior to participating in this repurchase offer.

If you have any questions regarding this process, please feel free to contact the Member Transaction Desk at 877-230-1610.

Excess Capital Stock Repurchase Form
Q1 2012

In accordance with the Federal Home Loan Bank of Chicago's Capital Plan, members may participate in periodic repurchases of excess capital stock. Please provide the following information:

MEMBER NAME: ________________________________	MEMBER NUMBER: ______________________________
Member Contact Name:_____________________________	Contact Email: ____________________________________
Contact Phone Number: ____________________________

The undersigned (“Member”) hereby requests the following:

Please check ONE box and enter the appropriate number, if required:

(1) Repurchase of $______________________* of excess capital stock on the repurchase date.

* Note: If Member indicates an amount that exceeds the amount of excess stock that is eligible for repurchase, the Bank will use the maximum eligible amount for purposes of making the pro rata calculation.

(2) Repurchase of ALL outstanding excess capital stock on the repurchase date.

Signature of Authorized Signer	Signature of Authorized Signer

Print Name	Print Name

Title	Title

Use second signature block if your institution's resolutions require two signers.

Please email the information requested to capstock@fhlbc.com or fax it to 312-275-7767 (Attention: Capital Stock Repurchase Request) by 5:00 P.M. (C.S.T.), January 31, 2012. You should receive a confirmation of receipt within 24 hours; if you do not, please call 877-230-1610.

For FHLBC Use Only Date Rec'd:__/__/__ Verification of Amount Requested to be Repurchased: __________________